Exhibit 99.2
Final Transcript
CORPORATE PARTICIPANTS
Paul McCormick
Cardiogenesis Corporation — Executive Chairman
Bill Abbott
Cardiogenesis Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Jared Cohen
JM Cohen & Co. — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the First Quarter 2010 Cardiogenesis Corporation earnings conference call. My name is Colby, and I will be your coordinator today. At this time all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS) As a reminder, this conference call is being recorded for replay purposes.
During the course of this call, the Company will make a number of forward-looking statements, which may include, without limitation, statements regarding the Company’s future business development plans and future results. These statements are subject to risks and uncertainties, and actual results may differ materially from those projected in these forward-looking statements. Those risks and uncertainties are more fully described in the Company’s SEC reports filed under the Securities Exchange Act of 1934 included under the heading of Risk Factors in the Company’s annual report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements made today. In addition, please be aware that if you decide to ask a question on today’s call, it will be included in both the live transmission and may be made available on the Company’s website thereafter. This conference call report is protected by copyright law and international treaties. Any recording or other use or transmission of the text or audio of today’s call is not allowed without express permission of Cardiogenesis.
I would like to turn the presentation over to your host for today’s call, Mr. Paul McCormick, the Executive Chairman of Cardiogenesis. Please proceed.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Colby. This is Paul McCormick, Executive Chairman of Cardiogenesis, and along with Bill Abbott, our CFO, we will be reporting on the 2010 First Quarter results.
Today we’re very pleased to report total revenues of $3,233,000 for the first quarter of 2010, a 13% increase in total revenue over the prior period, driven by a 26% increase in total hand piece revenue. We are encouraged by the results of our sales team as they focus on accounts with previously installed lasers in order to increase the utilization of our technology.
At the same time, we are making progress on our regulatory objective to begin an IDE study for our PHOENIX™ combination delivery system. I will discuss that progress in greater detail later in the call but first, Bill will review our first quarter financial results. Bill.
Bill Abbott — Cardiogenesis Corporation — CFO
Thanks, Paul, and thank you all for joining us. As Paul just mentioned, in this year’s first quarter we recorded revenues of $3,233,000, an increase of approximately $381,000, or 13%, from revenues of $2,852,000 in the first quarter of 2009.

Final Transcript
Overall hand-piece revenue grew $460,000, or 26%, to $2,230,000 in the first quarter of 2010, from the $1,770,000 we recognized in last year’s first quarter. Hand-piece revenue growth was a result of both higher unit sales and a higher average selling price. Laser revenue in the first quarter of 2010 totaled $714,000, a decrease of $52,000, or 7%, from the first quarter of 2009. Our service and other revenue for the first quarter of 2010 was $289,000, down approximately 9% from last year’s first quarter.
Our gross margin was 84% of net revenues for the 2010 first quarter, which represents a 3-percentage point increase from the 81% gross margin in the first quarter of 2009 and was primarily the result of higher average selling prices for our hand pieces. Gross profit increased by $389,000, or 17%, to $2,705,000 for the first quarter of 2010 as compared with $2,316,000 for the 2009 first quarter.
Our research and development expenses were essentially flat at approximately $288,000 for both the first quarters of 2010 and 2009.
Our sales and marketing expenses were $1,731,000 for the first quarter of 2010, an increase of $262,000, or 18%, as compared with $1,469,000 of S&M expenses in the 2009 first quarter. The increase in sales and marketing expenditures in the current year quarter was primarily due to increases in sales commissions, which correspond to the increase in revenue.
General and administrative expenses for the first quarter of 2010 totaled $699,000 as compared to $856,000 during the prior year quarter. A reduced G&A headcount in the current year quarter is the primary cause for the reduced expenses this year.
For the 2010 first quarter recorded a small operating loss of $13,000, as compared to an operating loss of $297,000 in the corresponding 2009 quarter. Our net loss for this year’s first quarter was $18,000, or breakeven, essentially, per basic and diluted share, as compared with a net loss of $314,000 or $0.01 per basic and diluted share in the first quarter of 2009.
Now I’ll turn the call back to Paul for an update, and then we will be happy to answer any questions you may have.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks Bill. As Bill detailed, we had a very strong first quarter, increasing overall revenue year over year, complemented by solid expense control. During the first quarter, we paid out our 2009 annual performance bonuses and paid for our annual audit and tax provision work while utilizing only $272,000 for operations. We’re working hard to maintain a relatively low cash flow breakeven for operations.
As we have discussed in previous calls, our sales and marketing focus has been to increase the utilization in hospitals with previously installed lasers. Re-energizing utilization has its own unique challenges, but we are beginning to see success due to the hard work of our sales and marketing team. While revenue from capital equipment sales is important, the hospital environment for capital equipment purchases is challenging and quarterly sales results, specifically for capital equipment, may be choppy.
Focusing on improving utilization and increasing gross profit dollars generated from our sales of disposable products, can provide a more predictable recurring revenue stream that permits the Company to make the requisite investments in our advanced product initiatives. Success with our FDA approved products mitigates future capital requirements in our longer-term objective to obtain FDA marketing approval for the PHOENIX combination delivery system.
To that end, let me now update you on our clinical and regulatory progress. At the end of last year we made our initial submission to the FDA, the first step in seeking approval to begin a feasibility trial for the PHOENIX system. We received their response in which they requested additional information.

Final Transcript
On April 20th we responded to the FDA outlining the parameters of device functional testing, a proposed large-animal safety study as well as an updated clinical protocol that incorporated the comments previously received from the FDA. We plan to start the device functional testing and large-animal study once we receive their response to the submission and make any needed modifications to the protocols.
Simultaneously, we are in initial steps to enroll three to five centers outside of the US to recruit patients in the submitted clinical protocol. Our plan is to register that protocol under the ClinicalTrials.gov website. The ClinicalTrials.gov resource was initiated as a result of the Food & Drug Administration Modernization Act. The National Institutes of Health established this registry for both federally and privately funded trials of experimental treatments for serious or life-threatening diseases or conditions. Initiating our protocol outside of the US will better help us refine the parameters for a pivotal trial design and may ultimately mitigate the need to conduct a feasibility trial in the US.
The PHOENIX system already has a CE Mark, and there have been more than 80 patients treated overseas under non-standardized local protocols. Barring any unusual outcomes in our functional testing, animal study or early clinical results under this new protocol, our plan is to then submit this data and request permission to begin our pivotal trial.
We believe this two-track strategy of initiating a study overseas under a single, prospective clinical protocol while simultaneously conducting the in-vitro and in-vivo testing required by the FDA will minimize the timeline to initiate the pivotal trial for the PHOENIX system here in the US.
We’ve been working diligently on this initiative, and we believe that combination therapy represents an exciting growth opportunity for us. Should tissue stimulation prove to be synergistic to stem cell delivery, we believe our PHOENIX technology can become the standard of care for intramyocardial deliver of stem cells. We will continue to update you on our progress via our conference calls.
In summary, we will continue to measure our success by increasing domestic revenue from our disposable products primarily by a vigorous effort in building utilization of previously installed lasers. We must continue to make progress on our regulatory strategy of initiating a US clinical trial for our PHOENIX system as well as raise the visibility of the Company and its progress with the investment community.
With that, I would now like to open the line for questions. Colby?
QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions)
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
While I’m waiting for the first question, let me tell those listening that I will be presenting our Company at the upcoming Noble Financial Capital Markets Microcap Showcase being held June 7 and 8th in Hollywood, Florida. Later that month on June 30, I will be in New York presenting at the 2010 New York OneMedForum investor conference. If you plan on attending either conference, I would welcome the opportunity to meet you and address any questions you may have as it pertains to our progress and plans.
Colby, I’m ready for the first question.
Operator
Your first question comes from the line of Jared Cohen with JM Cohen & Company. Please proceed.

Final Transcript
Jared Cohen — JM Cohen & Co. — Analyst
Yes. Good quarter. I know you don’t like to give absolute numbers, but can you give us an idea, from either the utilization or same-store growth from what you mentioned, like an existing customer from your reemphasized marketing effort?
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Well, I can tell you that for the first time we are up in units as well as dollars.
Jared Cohen — JM Cohen & Co. — Analyst
Well, I know that, but is there like an existing customer...say instead of using it once a month, using it twice a month, that type of an example, just from your reemphasized marketing effort.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Yes, that’s— you know, it’s hard—
Jared Cohen — JM Cohen & Co. — Analyst
I know it’s so hard.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Yes. It’s hard to mine that data Jared in this respect that last year we—I think we talked about this on the last call, we sold product into about 200 hospitals.
Jared Cohen — JM Cohen & Co. — Analyst
Right.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
I can tell you this. We’ve sold, just in the first quarter, into 100 hospitals.
Jared Cohen — JM Cohen & Co. — Analyst
Okay.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
You know, unfortunately a good number of hospitals may only do a couple of cases a year, so it may be a timing issue. But I’m pretty pleased with the efforts of our sales force in not only supporting the current users and helping them expand utilization, but we are going back into accounts that had lasers that had been underutilized and are beginning to do some cases. So that—
Jared Cohen — JM Cohen & Co. — Analyst
Okay.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman

Final Transcript
Probably gives the best color to it.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. But I was just trying to get an idea from the customers who have had the lasers or were using it, are you seeing them use it more proactively or—
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Well, you know, the vast majority of all our sales are in hospitals where there are existing lasers.
Jared Cohen — JM Cohen & Co. — Analyst
Well, I understand that. I’m just trying—
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
So the fact that we’re up, not only just in dollars but units, demonstrates the right trajectory with the technology.
Jared Cohen — JM Cohen & Co. — Analyst
Well, I know that, I understand that. I’m just trying to say with your sales force whether— and with the increased marketing and data out in the market and the understanding that this is a useful procedure, that they’re really starting to push it more and with their patients and that’s really what’s happening now in the marketplace.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Well, if you’re saying outreach somehow to the patients.
Jared Cohen — JM Cohen & Co. — Analyst
Yes.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
I wouldn’t— that wouldn’t be a major factor in this. I think the major factors have been educating the cardiology community on the differences between the intraoperative approach the surgeons are doing, versus a percutaneous approach, which the cardiologists were most familiar with, and with the data, which was not as good as the intraoperative approach. And while educating the cardiologist, even though they don’t do the procedure, they do refer the patients. And if nothing else, you want them to understand the potential benefits. And then it’s up to the surgeon, you know, to apply it in the appropriate patients.
So it’s breaking down a little bit of those barriers with education but very little interaction of the Company reaching out, let’s say, to patients in kind of a mass medium type of thing.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. Thank you very much.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks Jared. Appreciate it.

Final Transcript
Operator
(OPERATOR INSTRUCTIONS)
At this time there are no more questions appearing in queue.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Okay. Well Bill and I thank you for your interest and participating in this call. We appreciate the continued support of our shareholders and the efforts of our dedicated employees. We look forward providing an update on our progress with the FDA when we discuss second quarter 2010 results. Please feel free to contact Bill or me with any additional questions. Thanks so much.
Operator
Thank you for your participation in today’s conference. That concludes the presentation. You may now disconnect. Have a great day.